Exhibit 4.40

LAIDLAW & COMPANY (UK) LTD.

546 Fifth Avenue 41 Dover Street

New York, NY 10036 W1S 4NS London

* Member FINRA, SIPC*

*Incorporated in England & Wales: Company No. 3870324*

CONFIDENTIAL

July 19, 2017

Mr. Stephen C. Turner Chief Executive Officer

Protea Biosciences Group, Inc. 955 Hartman Run Road
Morgantown, WV 26507

Re:	Registered Public Offering with Effective Registration Statement

Dear Mr. Turner:

The purpose of this engagement letter is to outline our agreement pursuant to which Laidlaw & Company (UK) Ltd., a United Kingdom corporation with offices at 546 Fifth Avenue, 5th Floor, New York, New York 10036 (“Laidlaw”), will act as the lead underwriter on a firm commitment basis in connection with the proposed registered public offering (the “Offering”) of common stock (the “Common Stock”) by Protea Biosciences Group, Inc., a Delaware corporation (collectively, with its subsidiaries and affiliates, the “Company”). This engagement letter sets forth certain conditions and assumptions upon which the Offering is premised. However, except as expressly provided herein, this engagement letter is not intended to be a binding legal document, as the agreement between the parties hereto on the matters relating to the Offering will be embodied in the Underwriting Agreement (as defined below).

The terms of our agreement in principle are as follows:

1.                   The Company hereby engages Laidlaw, for the period beginning on the date hereof and ending 180 days from the date hereof or on the consummation of the Offering whichever is the earlier, unless sooner terminated pursuant to the terms of this engagement letter (the “Engagement Period”), to act as the Company’s lead managing underwriter and/or book runner and investment banker in connection with the proposed Offering. Conditions of the offering will include, among other items, (a) approval of and consent by a majority of the voting capital stock of the Company of an additional reverse split of all of the outstanding shares of the common stock of the Company, as mutually determined by the Company and Laidlaw, after giving effect to such reverse split, and (b) approval for the listing of the Company’s shares of common stock on the NASDAQ Capital Market or the NYSE MKT. During the Engagement Period or until the consummation of the Offering, and as long as Laidlaw is proceeding in good faith with preparations for the Offering, the Company agrees not to solicit, negotiate with or enter into any agreement with any other source of financing (whether equity or debt), any underwriter, potential underwriter, placement agent, financial advisor, investment banking firm or any other person or entity in connection with an offering of the Company’s debt or equity, securities or any other financing by the Company except for agreements already existing at the time this agreement is signed. Notwithstanding the foregoing, subject to the consent of Laidlaw (such consent not to be unreasonably withheld, conditioned or delayed), the Company may request that one or more other recognized investment banking firms act as co-managing underwriters to assist Laidlaw in connection with the Offering; provided that, unless otherwise agreed, Laidlaw shall continue to be the lead managing underwriter and book runner.

2.                   The Offering will consist of the sale of up to $15 million worth of common stock of the Company (the securities to be sold in the Offering, including any Over-Allotment Shares defined in paragraph 4 below, is hereinafter referred to as the “Securities”). Laidlaw will act as sole underwriter of the Offering, or as lead managing underwriter of an underwriting syndicate, subject to, among other matters referred to herein and additional customary conditions, completion of Laidlaw’s due diligence examination of the Company and its affiliates, and the execution of a definitive underwriting agreement between the Company and Laidlaw in connection with the Offering (the “Underwriting Agreement”). Laidlaw may: (i) with the Company’s approval (not to be unreasonably withheld, conditioned or delayed), create an underwriting syndicate for the Offering comprised of broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”), (ii) rely on soliciting dealers who are FINRA members to participate in placing a portion of the Offering, (iii) offer Securities to such dealers at less than the public offering price, provided that such offer complies with Securities and Exchange Commission and FINRA rules and regulations and/or (iv) offer Securities in foreign jurisdictions.

3.                   The actual size of the Offering, the precise number of Securities to be offered by the Company and the offering price per Share will be the subject of continuing negotiations between the Company, and Laidlaw and will depend upon, among other factors: (i) the capitalization of the Company at the time of the Offering, (ii) the prevailing market price for the Company’s publicly traded common stock, (iii) market and general economic conditions and changes in the prospects and/or forecasts of the Company, (iv) Laidlaw’s review of the Company’s audited annual financial statements, unaudited quarterly financial statements and any other financial statements and related schedules of the Company on a post-acquisition basis, (v) Laidlaw’ determination of the Company’s pre-money valuation (based upon the information provided to Laidlaw by the Company) and (v other factors reasonably determined by Laidlaw and the Company.

4.                   The Underwriting Agreement will provide that the Company will grant to Laidlaw an option, exercisable within 45 days after the closing of the Offering (“Closing”), to acquire up to an additional 15% of the total number of Securities to be offered by the Company in the Offering, solely for the purpose of covering over-allotments (the “Over-allotment Shares”).

5.                   The Company will pay Laidlaw a non-refundable retainer of $40,000 (forty thousand dollars) and an underwriting discount or spread of 7.0% (seven percent) of the public offering price (the “Discount”); a non-accountable allowance of 1.0% and warrants (the “Representative Warrants”) to purchase that number of shares of common stock of the Company equal to 7% of the shares of common stock of the Company sold to the public in the Offering but not including the over-allotment shares. The Representative Warrants shall have an exercise price equal to 110% of the initial offering price. and will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing one year from the Closing and will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110, and further, the number of shares underlying the Representative Warrants shall be reduced if necessary to comply with FINRA rules or regulations. Laidlaw shall also be paid its expenses incurred as a result of the offering as set forth in paragraph 8 below.

6.                   The Company represents to Laidlaw that it will file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company further represents that neither the Commission nor, to the Company’s knowledge, any state regulatory authority, has issued any order preventing or suspending the use of the Registration Statement or any preliminary prospectus included as part of the Registration Statement (the “Prospectus”), or has instituted or, to the Company’s knowledge, threatened to institute, any proceedings with respect to such an order. The Prospectus shall contain or incorporate by reference: (i) audited annual financial statements, unaudited quarterly financial statements of the Company and such other financial statements and schedules as may be required by the Securities Act and rules and regulations of the Commission thereunder, and (ii) a description of the business of the Company and such other disclosures regarding the Company and its officers and directors as may be required by the Securities Act and rules and regulations of the Commission thereunder.

7.                   The final Underwriting Agreement will be in form satisfactory to the Company and Laidlaw and will include indemnification provisions and other terms and conditions customarily found in underwriting agreements for registered public offerings. Without limiting the generality of the foregoing, the Underwriting Agreement will contain customary representations and warranties of the Company and will further provide, in addition to the matters addressed herein, that the Company’s directors and officers as of the pricing date of the Offering, will enter into “lock-up” agreements in favor of Laidlaw as more fully described in the Prospectus.

8.                   Promptly following the date hereof, the Company shall make all necessary state “blue sky” securities law filings with respect to the Securities to be sold in the Offering. The Company and Laidlaw will cooperate in obtaining the necessary approvals and qualifications in such states as Laidlaw deems necessary and/or desirable. The Company will be responsible for and pay all expenses relating to the Offering, including, without limitation, (a) all filing fees relating to the registration of the Securities to be sold in the Offering with the Commission; (b) all actual FINRA filing fees associated with the review of the Offering by FINRA; (c) all fees and expenses relating to the listing of such Securities on the NASDAQ Stock Market; (d) all actual fees, expenses and disbursements relating to background checks of the Company’s officers and directors; (e) all fees, expenses and disbursements relating to the registration or qualification of such Securities under the “blue sky” securities laws of such states and other jurisdictions as Laidlaw may reasonably designate (including, without limitation, all filing and registration fees)); (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Securities under the securities laws of such foreign jurisdictions as Laidlaw may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), Registration Statements, Prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final Prospectuses as Laidlaw may reasonably deem necessary; (h) the costs of preparing, printing and delivering certificates representing the Securities; (i) fees and expenses of the transfer agent for the Common Stock; (j) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to Laidlaw; (k) the fees and expenses of the Company’s accountants; (l) the legal fees and expenses and fees and expenses of any other agents and representatives of the Company incurred as a result of the Offering; (m) all fees and expenses of Laidlaw, including, without limitation, its legal fees and expenses, all such fees not to exceed $125,000 in the aggregate and (n) all fees, expenses and disbursements relating to background checks of the Company’s officers and directors in an amount not to exceed $5,000 in the aggregate. All such expenses in this paragraph 8 will be payable from proceeds of the Offering or directly by the Company in the event the Offering does not take place.

9.                   If in connection with the Offering, Laidlaw arranges one or more “road show” marketing trips for the Company’s management to meet with prospective investors, such trips will include visits to a number of prospective institutional and retail investors. The Company will pay for its own expenses, including, without limitation, the costs of recording and hosting on the Internet of the Company’s road show presentation and travel and lodging expenses incurred by the Company associated with such trips. Laidlaw will bear its own roadshow expenses in the event of a successful transaction and will be reimbursed in full by the Company in the event the Offering contemplated by this engagement does not price.

10.                At such time as the Company and Laidlaw are mutually satisfied that it is appropriate to commence the Offering, the final terms of the Underwriting Agreement will be negotiated and a final Prospectus will be filed with the Commission pursuant to Rule 424(b) under the Securities Act.

11.               The Offering will be conditioned upon, among other things, the following:

(a)                 Satisfactory completion by Laidlaw of its due diligence investigation and analysis of, among other things: (i) the Company’s arrangements with its officers, directors, employees, affiliates, customers and suppliers and (ii) the Company’s audited and unaudited historical financial statements as may be required by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules and regulations of the Commission thereunder, and approval by Laidlaw’ commitment committee;

(b)                The execution by the Company and Laidlaw of a definitive Underwriting Agreement containing all applicable terms and conditions provided for in this engagement letter;

(c)                 The Common Stock’s being listed on the NASDAQ Capital Market or the NYSE MKT and seeking and using its commercially reasonable efforts to maintain such listing for a period of at least two years after the closing of the Offering (“Closing”);

(d)                Neither the Company nor any of its affiliates having made any offer or sale of any securities which are required to be “integrated” pursuant to the Securities Act or the regulations thereunder with the offer and sale of the Securities pursuant to the Prospectus;

(e)                 The Company’s registration of the Common Stock under the provisions of Section 12(b) or (g), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the effective date of the Offering;

12.                (a) Except as provided in Paragraphs 1, 11, 12, 13, 16 and 17 hereof (which Paragraphs are intended to be legally binding and enforceable on and against the Company and Laidlaw), this engagement letter is not intended to be a binding legal document nor a legal commitment on the part of Laidlaw to provide any financing to the Company, as the agreement between the parties hereto on these matters will be embodied in the Underwriting Agreement. Until the Underwriting Agreement has been finally negotiated and signed, the Company or Laidlaw may at any time terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Laidlaw, and the party so terminating will have no liability to the other on account of any matters provided for herein, except as provided for in this Paragraph.

(b)                 Regardless of which party elects to terminate their further participation in the proposed transactions contemplated hereby and the engagement by the Company of Laidlaw, upon such termination, the Company agrees to reimburse Laidlaw for, or otherwise pay and bear, the expenses and fees to be paid and borne by the Company as provided for in Paragraph 7 above and to reimburse Laidlaw for the full amount of its actual accountable and documented expenses incurred to such date up to a maximum of $50,000 (provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this engagement letter) for all such expenses (which expenses will include, but will not be limited to, all reasonable fees and disbursements of Laidlaw’s counsel, travel, lodging and other “road show” expenses, mailing, printing and reproduction expenses, and any expenses incurred by Laidlaw in conducting its due diligence, including background checks of the Company’s officers and directors), less amounts, if any, previously paid to Laidlaw in reimbursement for such expenses; provided, however, that Laidlaw will not be entitled to any such reimbursement if: (i) Laidlaw terminates Laidlaw’s engagement prior to the execution of the Underwriting Agreement for other than Good Reason (as defined below) or (ii) the Company terminates Laidlaw’s engagement prior to the execution of the Underwriting Agreement on account of Laidlaw’s gross negligence or willful misconduct.

(c)                 As used herein, the term “Good Reason” means: (i) the failure of the Company to proceed with the Offering in good faith, (ii) the gross negligence or willful misconduct of the Company, (iii) the occurrence of any domestic or international event or act or occurrence which materially disrupts, or in Laidlaw’s reasonable opinion will, in the immediate future, materially disrupt, general securities markets in the United States, (iv) the Company will have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss will have been insured, will, in Laidlaw’s sole reasonable judgment, make it inadvisable to proceed with the Offering; (v) a material adverse change in the conditions or prospects of the Company which would make it, in Laidlaw’s sole reasonable judgment impracticable to proceed with the Offering.

13.                The Company represents to Laidlaw that the Company is or will be liable for any finder’s fees to third parties in connection with the introduction of the Company to Laidlaw. The Company represents and warrants to Laidlaw that the entry into this engagement letter or any other action of the Company in connection with the proposed Offering will not violate any agreement between the Company and any other underwriter. Laidlaw reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event that a determination and/or suggestion will be made by FINRA to the effect that the underwriters’ aggregate compensation is in excess of FINRA rules or that the terms thereof require adjustment; provided, however, the aggregate compensation otherwise to be paid to the underwriters by the Company may not be increased above the amounts stated herein without the written approval of the Company.

14.                In addition, the Company will not, without the prior written consent of Laidlaw, make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act required to be filed with the Commission.

15.                The Company agrees that it will not issue press releases or engage in any other publicity, without first providing Laidlaw with a copy of such press release or publicity, commencing on the date hereof and continuing until the Closing. For purposes of clarity, the Company will file with the SEC any information and issue any press release it reasonably believes is required by law and it will not provide a copy to Laidlaw in advance of such publication and it will not seek consent from Laidlaw to make such publication or filing. The Company and its officers, directors and related parties shall at all times abide in all material respects by all rules and regulations of the Commission relating to disclosures of material non-public information.

16.                During the Engagement Period or until the Closing, the Company agrees to cooperate with Laidlaw and to furnish, or cause to be furnished, to Laidlaw, any and all information and data concerning the Company and the Offering that Laidlaw reasonably deems appropriate (the “Information”). The Company will provide Laidlaw reasonable access during normal business hours upon reasonable advance notice by Laidlaw from and after the date of execution of this Agreement until the date of the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants to Laidlaw that all Information: (i) contained in the Registration Statement and/or any preliminary or final Prospectus prepared by the Company in connection with the Offering, and (ii) contained in any filing by the Company with any court or governmental regulatory agency, commission or instrumentality, is or will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. The Company acknowledges and agrees that in rendering its services hereunder, Laidlaw will be using and relying on such Information (and information available from public sources and other sources deemed reliable by Laidlaw) without independent verification thereof by Laidlaw or independent appraisal by Laidlaw of any of the Company’s assets. The Company acknowledges and agrees that this engagement letter and the terms hereof are confidential and will not be disclosed to anyone other than the officers and directors of the Company and the Company’s accountants, advisors and legal counsel, except as required by applicable law or regulations of a governmental authority. Except as contemplated by the terms hereof or as required by applicable law, Laidlaw will keep strictly confidential all non-public Information concerning the Company provided to Laidlaw. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Laidlaw, (b) was known or became known by Laidlaw prior to the Company’s disclosure thereof to Laidlaw as demonstrated by the existence of its written records, (c) becomes known to Laidlaw from a source other than the Company, and other than by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Laidlaw without using such confidential information.

17.                This engagement letter does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto solely by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that Laidlaw is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this engagement letter or the retention of Laidlaw hereunder, all of which are hereby expressly waived.

18.                 (a) To the extent permitted by law, the Company will indemnify Laidlaw and its affiliates, stockholders, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of a material misrepresentation by the Company set forth in this engagement letter, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law of competent jurisdiction to have resulted primarily and directly from Laidlaw’ willful misconduct or gross negligence in performing the services described herein.

(b)                Promptly after receipt by Laidlaw of notice of any claim or the commencement of any action or proceeding with respect to which Laidlaw is entitled to indemnity hereunder, Laidlaw will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by or a material prejudice to the Company of rights and defenses. If the Company so elects or is requested by Laidlaw, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Laidlaw and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, Laidlaw will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for Laidlaw reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and Laidlaw. In such event, the reasonable fees and disbursements of no more than one such separate counsel for all indemnified parties will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of Laidlaw, which will not be unreasonably withheld, conditioned or delayed.

(c)                 The Company agrees to notify Laidlaw promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this engagement letter.

(d)                If for any reason the foregoing indemnity is unavailable to Laidlaw or insufficient to hold Laidlaw harmless, then the Company shall contribute to the actual amount paid or payable by Laidlaw as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Laidlaw on the other, but also the relative fault of the Company on the one hand and Laidlaw on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Laidlaw’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by Laidlaw under this engagement letter (excluding any amounts received as reimbursement of expenses incurred by Laidlaw).

(e)                These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this engagement letter is completed and shall survive the termination of this engagement letter, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this engagement letter or otherwise.

19.               The Company represents that it has the corporate power and authority to enter into this engagement letter and the transactions contemplated hereby. This engagement letter will be deemed to have been made and delivered in New York City and both the binding provisions of this engagement letter and the transactions contemplated hereby and by the Underwriting Agreement will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Laidlaw and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby will be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of Laidlaw and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Laidlaw mailed by certified mail to Laidlaw’ address will be deemed in every respect effective service process upon Laidlaw, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither Laidlaw nor its affiliates, and the respective officers, directors, employees, agents and representatives of Laidlaw, its affiliates and each other person, if any, controlling Laidlaw or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Laidlaw will act under this engagement letter as an independent contractor with its duties to the Company.

20.               Both during the Engagement Period, and in the event (and only in the event) that the Offering shall be consummated during the Engagement Period on terms acceptable to the Company and Laidlaw, for a a period of twelve (12) months following consummation of the Offering, , the Company shall require additional debt or equity financing (a “Financing Transaction”) or shall desire to enter into an Other Transaction defined below (together with a Financing Transaction, a “Subsequent Transactions”) requiring a placement agent or financial advisor, Laidlaw shall have the right to act as the Company’s financial advisor and investment banker on such Subsequent Transactions (the “Right of First Refusal”). Laidlaw may exercise the Right of First Refusal within 10 days of the receipt of notice by the Company (as well as any reasonable requested due diligence of its decision to pursue a Subsequent Transaction. If Laidlaw shall determine to exercise its Right of First Refusal, the Company agrees to retain it under separate cover to advise it in respect to such Subsequent Transaction, subject to the execution of a mutually acceptable separate agreement which shall include terms customary for the type of Subsequent Transaction being sought and compensation consistent with industry standards and, with respect to a Financing Transaction, similar to that previously paid by the Company to Laidlaw in its capacity as placement agent in prior financing transactions (the “Retention Agreement”). An (“Other Transaction”) includes, without limitation is a merger, acquisition, or its equivalent other than those conducted in the ordinary course of the Company’s business; a sale, or exchange of assets (other than those sold, assigned, or exchanged in the ordinary course of its business) or shares for cash (other than cash raised in a financing transaction) or for other consideration (other than consideration paid for services in the ordinary course of business).

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We look forward to a successful Offering. If you are in agreement with the foregoing, please sign and return to us one copy of this engagement. This engagement letter may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Yours Truly,

LAIDLAW & COMPANY (UK) LTD.

BY:
Hugh Regan
Director Investment
Banking

ACCEPTED AND AGREED as of

the date first written above

PROTEA BIOSCIENCES GROUP, INC.

BY:

Stephen C. Turner

President and CEO

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